Schedule 4.

Stock Transactions for Holtzman Opportunity Fund, LP

                                         Price
                      Shares         Per Share      Total
                      Purchased/     Including      Cost /
Date               (Sold)         Commissions    (Proceeds)

12/13/2005     8,000          27.75                222,425
1/6/2006         700          27.60                 19,325
1/25/2006     20,000          27.70                555,025

              28,700                               796,776


Stock Transaction for Jewelcor Investments, LLC

Date            Shares*         Price            Cost

1/30/2007       274,793*          *                *


Stock Transaction for Jewelcor Management, Inc.

Date            Shares*         Price            Cost

1/30/2007       (274,793)*          *                *


*Jewelcor Management, Inc.'s contribution for membership interest in Jewelcor Investments, LLC.